Common Stock Offering Investor Presentation
C. R. “Rusty” Cloutier
President & Chief Executive Officer
James R. McLemore, Jr.
Senior Executive Vice President & Chief Financial Officer
December 2009
Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated December 9, 2009
Relating to Preliminary Prospectus dated December 8, 2009
Registration Statement No. 333-163361

Cautionary Statements
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-800-4693.  This prospectus is available at
http://sec.gov/Archives/edgar/data/745981/000119312509249516/ds1a.htm.
Certain statements included  in this presentation, other than  statements of historical fact, are forward-looking statements (as such item is defined in Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the
Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the regulations thereunder), which are intended to be covered by the safe harbors created thereby.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,”
“will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. These forward-looking statements include, among others, statements regarding
(1) our growth opportunities and ability to capitalize on them, (2) our ability to maintain our liquidity position, (3) our net interest margin and (4) our ability to implement cost savings initiatives to improve efficiency.  These statements are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of MidSouth’s future performance and are subject to risks and uncertainties and may be affected by various factors that may cause actual results, developments and business decisions to differ materially from those in the forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include (i) changes in national or local economic and business conditions, including, without limitation, changes related to the oil and gas industries, (ii) greater than expected loan losses, (iii) changes in interest rates and/or market prices of securities and other assets, (iv) the timing and impact of potential future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; (v) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, and (vi) and the risk factors discussed under the heading “Risk Factors” in the prospectus.
MidSouth can give no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on MidSouth’s results of operations and financial condition. MidSouth disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

This presentation also includes non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial measures include (1) the ratio of tangible common equity to tangible assets, (2) tangible book value per share, and (3) pre-tax pre-provision numbers.  The most comparable GAAP measures to these measures are the ratio of equity to total assets, book value per share, and net income, respectively.
We use these non-GAAP financial measures because we believe they are useful for evaluating our financial condition, operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance.  We also believe these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial condition, financial results and credit trends, as well as comparison to financial results for prior periods.  These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.  For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, please see the page 20 of this presentation.

Non-GAAP Financial Measures

Offering Summary

Issuer MidSouth Bancorp, Inc (NYSE Amex:  MSL)
Type of Security Common stock
Transaction Size $30 million
Over-Allotment Option 15%
Share Price $13.60 (as of 12/7/09)
Pre-Offering Market Capitalization $90.0 million (as of 12/7/09)
Pre-Offering Shares Outstanding 6,618,268 common shares (as of 9/30/09)
Use of Proceeds Opportunistic acquisitions, organic growth
and general corporate purposes
Sole Book Running Manager Howe Barnes Hoefer & Arnett
Co-Managers Sterne Agee and FIG Partners

Brazos
College Station
Montgomery
Conroe
Harris
Houston
Pasadena
Orange
Beaumont
Jefferson
Calcasieu
Lake Charles
Jefferson Davis
Jennings
Lafayette
Saint Landry
Opelousas
Saint Martin
New Iberia
Jeanerette
Iberia
Saint Mary
Morgan City
East Baton Rouge
Baton Rouge
New Orleans
Thibodaux
Lafourche
Houma
Cut Off
Terrebonne
Leon
Houston
Angelina
San Augustine
Sabine
Robertson
Madison
Trinity
Jasper
Newton
Vernon
Rapides
Avoyelles
Concordia
Walker
Polk
Tyler
Beauregard
Allen
Evangeline
Grimes
San Jacinto
Burleson
Hardin
Liberty
Washington
Austin
Waller
Chambers
Cameron
Vermilion
Colorado
Fort Bend
Galveston
Wharton
Brazoria
Jackson
West Feliciana
East Feliciana
St. Helena
Washington
Pointe Coupee
Tangipahoa
Livingston
St. Tammany
Iberville
Ascension
St. John The Baptist
St. James
Assumption
St. Charles
Jefferson
Orleans
Plaquemines
St. Bernard

MidSouth Bancorp

Company Profile - Healthy Markets with Growth Opportunities

Headquarters Lafayette, Louisiana
Founded 1985
Total assets (9/30/09) $947.8 million
Shareholders’ equity (9/30/09) $97.4 million
Offices 35
Average daily trading volume 7,585 shares*
Insider ownership 32.6%*
Institutional ownership 9.2%*
*Source: SNL Financial LC

Lafayette, LA
Iberia, LA
Saint Martin, LA
Calcasieu, LA
Jefferson Davis, LA
Saint Landry, LA
Saint Mary, LA
East Baton Rouge, LA
Terrebonne, LA
Lafourche, LA
Jefferson, TX
Montgomery, TX
Orange, TX
Brazos, TX
Harris, TX

MidSouth Bancorp

Market Employment More Robust Than National Levels
Market Employment
Unemployment rates
significantly below national
averages
Recovery in Louisiana
employment expected in
2010
Significant employment in
the oil and gas industry
Technology and research
industries supported by
major universities in local
markets

Source: Bureau of Labor Statistics (as of 9/09)
U.S. Unemployment Rate (9.8%)
5.9
7.6
7.5
7.2
6.4
8.3
8.6
6.8
5.2
4.9
10.8
7.9
11.1
6.2
8.5
4.0
5.0
6.0
7.0
8.0
9.0
10.0
11.0
12.0

Offering Rationale

Take advantage of strategic and organic growth opportunities
Opportunistic FDIC assisted acquisitions both in our current market area and throughout the southern U.S.
Organic growth opportunities created from weakened competitors
Selective acquisitions of other banks and bank branches
Support balance sheet growth
No immediate plans to repay TARP
Will reduce TARP warrants by half if closed by December 31, 2009
Further strengthens capital ratios
Strong current ratios (7.33% TCE / 15.87% total risk based)
Robust pro forma capital levels (10.03% TCE / 19.93% total risk based)*
*Assumes $28.2 million of net proceeds

Strategic Growth Opportunities
Strategic
Opportunities
Near term focus: FDIC
assisted acquisitions
throughout the southern
U.S.
Long term focus:
Consolidation of numerous
smaller banks and thrifts

*Banks and thrifts under $1 billion in assets headquartered in Georgia, Louisiana and Texas
Source: SNL Financial, LC
Distressed Opportunities
(NPA’s / assets over 5.00% at 9/30/2009)*
Other Potential Opportunities*
21 9
567 145 170
120

Organic Growth Opportunities
Organic Growth
Ability to grow significantly
in current markets with
limited additional branching
Some competitors are
weakened and are
encouraging customers to
leave
Dislocated bankers provide
attractive hiring
opportunities
Opportunity to de novo into
new markets
Market area had $138.0
billion of deposits at
6/30/09

Deposits Market
Market # of in Market Share
Rank Institution (State) Branches ($MM's) %
1 JPMorgan Chase & Co. (NY) 279           44,525 $   32.3%
2 Wells Fargo & Co. (CA) 202           16,910      12.3%
3 Bank of America Corp. (NC) 102           10,446      7.6%
4 Banco Bilbao Vizcaya Argentaria SA (Spain) 87             7,466        5.4%
5 Capital One Financial Corp. (VA) 113           7,182        5.2%
6 Zions Bancorp. (UT) 64             7,013        5.1%
7 Sterling Bancshares Inc. (TX) 38             3,324        2.4%
8 Regions Financial Corp. (AL) 58             3,024        2.2%
9 Whitney Holding Corp. (LA) 49             2,628        1.9%
10 Woodforest Financial Group Inc. (TX) 97             2,281        1.7%
11 Prosperity Bancshares Inc. (TX) 39             2,080        1.5%
12 IBERIABANK Corp. (LA) 22             2,016        1.5%
13 Cullen/Frost Bankers Inc. (TX) 20             1,681        1.2%
14 Comerica Inc. (TX) 28             1,237        0.9%
15 BOK Financial Corp. (OK) 12             1,066        0.8%
16 Hancock Holding Co. (MS) 21             1,013        0.7%
17 Citigroup Inc. (NY) 15             953           0.7%
18 CBFH Inc. (TX) 18             935           0.7%
19 Encore Bancshares Inc. (TX) 12             926           0.7%
20 MetroCorp Bancshares Inc. (TX) 8               771           0.6%
21 MidSouth Bancorp Inc. (LA) 35             768           0.6%
22 Teche Holding Co. (LA) 19             610           0.4%
23 Patriot Bancshares Inc. (TX) 5               601           0.4%
24 TCB Holding Co. (TX) 6               511           0.4%
25 Trustmark Corp. (MS) 13             480           0.3%
Grand total 1,871        137,963 $
*Deposit information is as of 6/30/09; Ownership information is as of 12/9/09; Source: SNL Financial LC;
Market area includes the following counties / parishes: Brazos, TX; Calcasieu, LA; East Baton Rouge, LA; Harris, TX; Iberia, LA; Jefferson Davis, LA; Jefferson, TX; Lafayette,
LA; Lafourche, LA; Montgomery, TX; Orange, TX; St. Landry, LA; St. Martin, LA; St. Mary, LA; Terrebonne, LA

Strong Capital Levels & Growth Potential
Capital Levels
Conservative philosophy -
avoided over-leveraging
capital
Strong capital ratios
Offering will more than
double MidSouth’s growth
capacity**

*Assumes $28.2 million of net proceeds
** Growth in risk weighted assets possible while maintaining a 12% total capital ratio
Strong Capital Ratios
7.33%
10.62%
14.65%
15.87%
10.03%
13.28%
18.72%
19.93%
0%
2%
4%
6%
8%
10%
12%
14%
16%
18%
20%
Tangible common
equity / tangible assets
Leverage ratio Tier 1 risk based ratio Total risk based ratio
9/30/09 As Adjusted*

Business Strategy
Disciplined operating philosophy
Focused on profitable operating results
Attractive and stable funding
Predominantly funded with low cost core deposits - no brokered CDs
Strong capital position
Consistent with conservative approach to balance sheet management
Robust risk management
Dedicated Risk Management Group of experienced audit and legal professionals
Conservative balance sheet management
Low loan-to-deposit ratio and access to significant off-balance sheet liquidity
Care for customers
Superior customer satisfaction, based an average rating of 98% over ten years

Liquidity
Strong liquidity
position
Continued core
deposit growth
Opportunity to grow
loan portfolio

Conservative Balance Sheet Management
$442.8
$499.0
$569.5
$609.0
$588.6
$624.9
$716.2
$733.5
$766.7
$772.1
76.2%
79.4%
77.6%
69.7%
70.9%
$300.0
$400.0
$500.0
$600.0
$700.0
$800.0
2005 2006 2007 2008 9/30/09
50.0%
55.0%
60.0%
65.0%
70.0%
75.0%
80.0%
85.0%
Loans ($ millions) Deposits ($ millions) Loan-to-deposit ratio

Diversified Loan Portfolio
Loan Mix as of  9/30/09
Diversified loan portfolio
Focus on C&I and owner occupied
commercial real estate
Loans underwritten primarily on
cash flows versus collateral
valuations
Land & lot development loans are
only 3% of total portfolio
Limited construction exposure, most
of which is to fund commercial
projects
70% of CRE is owner-occupied
Over half of consumer real estate
loans are first mortgages
No sub-prime lending

Consumer
14%
Other
1%
Commercial
real estate
30%
Commercial &
industrial
34%
Other real
estate
21%

Commercial Real Estate (CRE)

Other Real Estate
Real Estate Loan Composition
Non-owner
occupied
$53.2 million
30.0% of CRE
Owner occupied
$123.6 million
70.0% of CRE
1-4 Family Homes
$71.0 million
56.9% of Other RE
Multi-family
$13.4 million
10.7% of Other RE
Farmland
$3.0 million
2.4% of Other RE
Construction
$37.4 million
30.0% of Other RE

Non-performing Assets ($ millions)
NPA's / assets

MidSouth Bancorp

Strong Asset Quality
Asset Quality
Manageable level of
non-performing
assets at 9/30/09
81% of nonaccrual
loans at 9/30/09 were
in the Baton Rouge
market
Most of non-
performing assets
are outside core C&I
and owner occupied
CRE portfolios
Reserves / loans of
1.36% at 9/30/09

$10.4
$11.0
$18.1
$17.5
$18.0
1.13%
1.17%
1.96%
1.89%
1.90%
$0.0
$2.0
$4.0
$6.0
$8.0
$10.0
$12.0
$14.0
$16.0
$18.0
$20.0
3Q08 4Q08 1Q09 2Q09 3Q09
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
1.60%
1.80%
2.00%
NPA's NPA's / assets

Attractive Core Deposit Mix
Deposit Mix
Low priced and
stable core funding
drives profitability
and a strong net
interest margin
Checking accounts
make up 46.2% of
total deposits
Non-time deposits
make up 81.6% of
deposits
No brokered CDs
No FHLB borrowings

Time deposits
18.4%
Interest
bearing
checking
22.7%
Non-interest
bearing
23.5%
Money market
& savings
35.4%

Net Interest
Margin
Strong historical net
interest margin
Driven by attractive
deposit mix
Active management of
loan and deposit
pricing
Balanced interest rate
sensitivity
Net Interest Margin

7.82%
8.67%
8.95%
7.91%
6.97%
2.21%
3.19%
3.35%
2.32%
1.45%
4.96%
4.93%
5.10%
4.90%
4.96%
0.00%
1.00%
2.00%
3.00%
4.00%
5.00%
6.00%
7.00%
8.00%
9.00%
2005 2006 2007 2008 YTD 9/30/09
Yield on loans Cost of interest bearing deposits Net interest margin

Return on Average Assets
Return on Average Equity

MidSouth Bancorp

Operating
Performance
History of double digit
ROE and 100bps +
ROA
Profitable in each
quarter of 2008 and
2009
Recent results
impacted by provisions
and FDIC expenses
Annualized pre-tax pre
provision income
similar to 2008 levels
Operating Performance

Pre-tax Pre-Provision Income
($ millions)
$10.7
$11.8
$12.2
$10.5
$10.2
$0.0
$2.0
$4.0
$6.0
$8.0
$10.0
$12.0
$14.0
2005 2006 2007 2008 YTD 9/30/09
(annualized)
1.13%
1.08%
1.06%
0.60%
0.37%
14.24%
14.68%
13.83%
7.79%
3.54%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
2005 2006 2007 2008 YTD 9/30/09
0.00%
2.00%
4.00%
6.00%
8.00%
10.00%
12.00%
14.00%
16.00%
Return on average assets Return on average equity

Tangible Book Value Per Share
Earnings Per Share

MidSouth Bancorp

Focus on Shareholder Value

Shareholder
focus
Focus on increasing
long term earnings per
share and tangible
book value per share
Current dividend of
$0.07 per quarter /
$0.28 per year
53 quarters of
consecutive dividend
payments
Insider ownership of
32.6%
$6.61
$7.60
$8.93
$9.59
$10.39
$1.10
$1.24
$1.32
$0.83
$0.38
$0.00
$2.00
$4.00
$6.00
$8.00
$10.00
$12.00
2005 2006 2007 2008 YTD 9/30/09
$0.00
$0.20
$0.40
$0.60
$0.80
$1.00
$1.20
$1.40
$1.60
Tangible book value per share Earnings per share

Investment Considerations
Positioned to be a successful consolidator
Healthy markets with significant growth opportunities
Conservative operating philosophy
Continued growth in core deposit base
Diversified loan portfolio with limited construction exposure
C&I and owner-occupied commercial real estate lending focus
Experienced management team
Strong pro forma capital position

Non-GAAP Reconciliation
As of and for
the nine months
As of and for the year ended December 31, ended As
2005 2006 2007 2008 9/30/09 Adjusted
Book value per common share 8.18 $       9.12 $      10.41 $    11.04 $    11.83 $
Effect of intangible assets per share 1.57          1.52         1.48         1.45         1.44
     Tangible book value per common share 6.61 $       7.60 $      8.93 $      9.59 $      10.39 $
Equity to total assets at period end 7.61% 7.42% 8.02% 7.80% 10.28% 12.87%
Effect of intangible assets 1.38 1.16 1.07 0.96 0.91 0.85
     Tangible equity to tangible assets at period end 6.23% 6.26% 6.95% 6.84% 9.37% 12.02%
Effect of preferred equity -               -               -               -               2.04              1.99
Tangible common equity to tangible assets at period end 6.23% 6.26% 6.95% 6.84% 7.33% 10.03%
(in $ millions)
Earnings before income taxes 9.7 $         10.9 $      11.1 $      6.0 $        3.5 $
Provision for loan losses 1.0            0.9           1.2           4.6           4.1
     Pre-tax pre-provision income 10.7 $       11.8 $      12.2 $      10.5 $      7.6 $
     Annualized 10.2 $

Common Stock Offering Investor Presentation C. R. “Rusty” Cloutier President & Chief Executive Officer James R. McLemore, Jr. Senior Executive Vice President & Chief Financial Officer December 2009